Exhibit 10.129

NORTEL 2012 RETENTION PLAN

I.	PLAN OBJECTIVE

The Nortel 2012 Retention Plan (the “Plan”) is designed to provide cash incentive payments (the “Retention Payments”) to certain employees of Nortel Networks Limited (“NNL”) and certain of its direct and indirect subsidiaries and affiliates participating in the Plan (each a “Participating Employer” and collectively, the “Company”) to encourage the achievement of certain business goals important to the Company and its stakeholders, including a conclusion of NNL’s and certain of its affiliates’ proceedings under the Companies’ Creditors Arrangement Act (Canada) (the “Proceedings”) and the wind down of various Company entities during the Plan Period (as defined below).

II.	PARTICIPATING EMPLOYEES

(a)	Only those employees who will be actively employed by a Participating Employer for any portion of 2012 will be eligible to participate in the Plan, subject to the discretion of management.

(b)	Each employee of a Participating Employer selected for participation in the Plan shall receive a letter (each, a “Participation Letter”) that sets forth the Annual Award Amount (as defined below) that he or she may be eligible to receive under the Plan with respect to the Plan Period. The Participation Letter will require such employee to agree to be bound by the terms and conditions of the Plan, including any amendments thereto, in order to obtain the benefits of the Plan. Upon execution and timely return of the Participation Letter in accordance with its terms, such selected employee shall become a participant in the Plan (a “Plan Participant”) and will be eligible to receive a Retention Payment.

III.	AWARD AMOUNTS

(a)	Each Plan Participant’s Participation Letter will designate an individual Annual Award Amount (“Annual Award Amount”) that will have been determined by the Company in accordance with criteria approved by the Board of Directors of NNL (the “Board”).

(b)	Each Plan Participant will be eligible to receive a Retention Payment in respect of the Plan Period in an amount determined in accordance with Section V (such Retention Payment, the “Award Payment Amount”). Retention Payments under this Plan are available to Plan Participants solely and exclusively in the form of Award Payment Amounts, to be paid in accordance with the terms of this Plan.

(c)	Except as required by applicable law or the terms of Company benefit plans or programs, Retention Payments will not be taken into account for purposes of Company benefits in which a Plan Participant may participate and will not be included in “eligible earnings” for purposes of capital accumulation and retirement plans offered in various jurisdictions by the Company. Where required, deductions will be made from the Retention Payments paid in accordance with the specific capital accumulation and retirement plan in which the Plan Participant participates.

IV.	PLAN PERIOD

The Plan shall commence on January 1, 2012 and end on December 31, 2012 (the “Plan Period”).

V.	PAYMENT PROCESS

(a)	The intended termination date of the employment of a particular Plan Participant shall be set out in the Participation Letter provided to that Plan Participant (as may be adjusted in accordance with the terms of this Plan, the “Termination Date”).

(b)	Subject to Section VII, the Plan Participant’s Termination Date shall determine each Plan Participant’s Award Payment Amount, as follows:

(i)	If the Plan Participant’s Termination Date is in January 2012, the Plan Participant’s Award Payment Amount will be one-twelfth (1/12) of his/her Annual Award Amount.

(ii)	If the Plan Participant’s Termination Date is in February 2012, the Plan Participant’s Award Payment Amount will be two-twelfths (2/12) of his/her Annual Award Amount.

(iii)	If the Plan Participant’s Termination Date is in March 2012, the Plan Participant’s Award Payment Amount will be three-twelfths (3/12) of his/her Annual Award Amount.

(iv)	If the Plan Participant’s Termination Date is in April 2012, the Plan Participant’s Award Payment Amount will be four twelfths (4/12) of his/her Annual Award Amount.

(v)	If the Plan Participant’s Termination Date is in May or June 2012, the Plan Participant’s Award Payment Amount will be sixty percent (60%) of his/her Annual Award Amount.

(vi)	If the Plan Participant’s Termination Date is in July or August 2012, the Plan Participant’s Award Payment Amount will be seventy-five percent (75%) of his/her Annual Award Amount.

(vii)	If the Plan Participant’s Termination Date is in September or October 2012, the Plan Participant’s Award Payment Amount will be ninety percent (90%) of his/her Annual Award Amount.

(viii)	If the Plan Participant’s Termination Date is in November or December 2012, the Plan Participant’s Award Payment Amount will be one hundred percent (100%) of his/her Annual Award Amount.

(c)	A Plan Participant’s Termination Date may be changed upon at least ninety (90) days prior written notice of such change to that Plan Participant. Upon the provision to the Plan Participant of at least ninety (90) days written notice of the change of Termination Date, the Plan Participant’s Award Payment Amount will be adjusted in accordance with section V(b), subject to section V(d), and the Termination Date of such Plan Participant shall be adjusted for all purposes of this Plan. For greater certainty, if a Plan Participant’s Termination Date is adjusted in accordance with this section V(c) and such Plan Participant elects to terminate his or her employment with the Participating Employer prior to the adjusted Termination Date, then section VII(a) hereof shall apply to such termination of employment.

(d)	If the Plan Participant’s Participation Letter provided for an original Termination Date between and including May 1, 2012 and December 31, 2012 and the Termination Date is changed in accordance with section V(c), the Plan Participant’s adjusted Award Payment Amount will be the greater of: i) the entitlement described under section V(b) using the adjusted Termination Date, or ii) the entitlement described below:

(i)	50% of the Plan Participant’s Annual Award Amount, if the original Termination Date was in May or June 2012;

(ii)	55% of the Plan Participant’s Annual Award Amount, if the original Termination Date was in July or August 2012;

(iii)	60% of the Plan Participant’s Annual Award Amount, if the original Termination Date was in September or October 2012; or

(iv)	66 2/3% of the Plan Participant’s Annual Award Amount, if the original Termination Date was in November or December 2012.

(e)	Less than (90) days prior to a Plan Participant’s Termination Date, a request may be made to a Plan Participant to extend his/her Termination Date. In such a case, the Plan Participant has the option to either accept or reject this request within the time period set out in the extension request received. If the Plan Participant accepts the requested extension by written notice to the applicable Participating Employer within the time period set out in the extension request, his/her Termination Date will be adjusted accordingly and the revised Award Payment Amount determined in accordance with section V(b). If the Plan Participant rejects a requested extension made pursuant to this section V(e), there is no change to his/her Termination Date or Award Payment Amount.

(f)	Subject to Sections VII(a) through (c):

(i)	for Plan Participants employed outside of Asia (“Non-Asia Plan Participants”), the Award Payment Amount shall be conclusively determined upon the Non-Asia Plan Participant’s termination of employment with the Participating Employer and payment of a Non-Asia Plan Participant’s entire Award Payment Amount shall be made as soon as practicable following such Non-Asia Plan Participant’s Termination Date, but, in any event, no later than forty-five (45) days following such Termination Date.

(ii)	for Plan Participants employed in Asia (an “Asia Plan Participant”), the Award Payment Amount shall be conclusively determined upon the Asia Plan Participant’s termination of employment with the Participating Employer, it being understood that:

i.	the Award Payment Amount will be paid in installments (the “Installment Payments”) on: (a) the first regularly scheduled pay date following the end of each calendar quarter that ends prior to the Asia Plan Participant’s Termination Date; and (b) a date that is as soon as practicable following an Asia Plan Participant’s Termination Date, but, in any event, no later than forty-five (45) days following such Termination Date; and

ii.	the amount of a particular Installment Payment shall be calculated as follows:

A.	the Asia Plan Participant’s expected Award Payment Amount based upon the Asia Plan Participant’s expected Termination Date as at the time of the particular Installment Payment, less the Installment Payments previously made to such Asia Plan Participant;

divided by:

B.	the number of Installment Payments remaining based upon the Asia Plan Participant’s expected Termination Date as at the time of the particular Installment Payment.

(g)	Notwithstanding anything in the Plan to the contrary, if the Board, in its sole discretion, concludes that a Plan Participant has committed intentional misconduct, as defined in the Policy Regarding Recoupment of Incentive Compensation relating to the forfeiture and/or recoupment of incentive compensation, the Plan Participant will forfeit his/her entire Award Payment Amount and promptly reimburse his or her Participating Employer the amount of any Retention Payment received to date.

VI.	PLAN ADMINISTRATION

The Board shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan.

VII.	TERMINATION OF EMPLOYMENT

(a)	Notwithstanding anything in the Plan to the contrary, upon the involuntary termination of employment of a Plan Participant for Cause (as defined below) or the voluntary termination of employment by a Plan Participant for any reason, in each case during the Plan Period, the right to any unpaid portion of the Award Payment Amount of such Plan Participant will be forfeited on the date of such employment termination and such Plan Participant will have no further rights under the Plan.

(b)	Upon:

(i)	the termination of employment of a Plan Participant during the Plan Period due to such Plan Participant’s death; or

(ii)	the involuntary termination of employment of a Plan Participant other than for Cause;

the Retention Payment shall be deemed to be the Award Payment Amount (as may have been adjusted in accordance with the provisions of Section V hereof prior to the termination of such Plan Participant’s employment) and will be accelerated and any remaining balance thereof will be paid as soon as practicable, but, in any event, no later than forty-five (45) days following such Termination Date.

(c)	For the purposes of the Plan, “Cause” shall mean inappropriate actions or inactions, misconduct, breach of an agreement with the Company or unsatisfactory performance by a Plan Participant or cause (as “cause” is legally defined, if at all, in the relevant jurisdiction) as determined by the Board in its sole discretion.

(d)	Notwithstanding any other term or provision of this Plan, in the event a Plan Participant is on a voluntary or involuntary leave of absence for any portion of 2012, his/her Award Payment Amount will be adjusted. The revised Award Payment Amount will be calculated by multiplying the Award Payment Amount otherwise applicable by a fraction: i) the numerator of which is the number of calendar months during the Plan Period in which the Plan Participant was actively engaged in employment activities for the Participating Employer for at least one day during the month, and ii) the denominator of which is the number of calendar months (or part months) from the commencement of the Plan Period until such Plan Participant’s Termination Date.

VIII.	EFFECTIVE DATE; TERMINATION DATE OF THE PLAN

Subject to receiving the approval of the Ontario Superior Court of Justice (Commercial List), the Plan shall be effective as of January 1, 2012 and shall expire on the date on which all Retention Payments under the Plan have been made.

IX.	NO PROMISE OF CONTINUED EMPLOYMENT

The Plan and any Plan Participant’s selection as a participant in the Plan does not, and is in no manner intended to, constitute a promise of employment for any period of time or change a Plan Participant’s employment status, if applicable, as an at will employee subject to employment termination at any time for any reason.

X.	TAXES

All payments made pursuant to the Plan shall be subject to applicable taxes and standard withholding and deductions as determined by the relevant Participating Employer. Neither the Company nor its officers or agents makes or has made any representation about the tax consequences of any payments made or offered to any Plan Participant under the Plan.

XI.	CONFIDENTIALITY

Subject to applicable law, a Plan Participant’s participation in the Plan, the Participation Letter, the Award Payment Amount, the Retention Payment and any other documents contemplated to be delivered hereunder are confidential and a Plan Participant may not disclose, publicize or discuss his or her participation in the Plan, the Participation Letter, the Award Payment Amount, the Retention Payment or any other documents contemplated to be delivered hereunder with any current or former employee of the Company or any other person except a Plan Participant’s spouse, accountant, financial advisor or attorney, who must be informed by the Plan Participant not to further disclose such confidential information. Notwithstanding the foregoing, the Company may disclose Participants’ participation in the Plan, Participation Letter, Award Payment Amounts, Retention Payments and any other documents contemplated to be delivered hereunder as required under applicable law or as it deems necessary in the implementation and administration of the Plan and in the conduct of the Company’s business.

XII.	SEVERABILITY

If any provision of the Plan is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of the Plan and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. Any waiver of a breach of any of the terms of the Plan shall not operate or be construed as a waiver of any other breach of such terms or conditions or of any other terms and conditions, nor shall any failure to enforce any provision hereof operate or be construed as a waiver of such provision or of any other provision.

XIII.	CHOICE OF LAW AND VENUE

The Plan shall be governed by the laws of Ontario and the laws of Canada applicable therein. With respect to any Plan Participant who is an employee of a Participating Employer that is subject to the Proceedings, as a condition of such Plan Participant being entitled to participate in the Plan such Plan Participant (a) irrevocably and unconditionally consents to the exclusive jurisdiction of the Ontario Superior Court of Justice (Commercial List) with respect to any disputes arising from or connected to the Plan or any Retention Payment hereunder, (b) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or related to the Plan or any Retention Payment in such court and (c) irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

XIV.	ENTIRE AGREEMENT AND AMENDMENT

This Plan document (together with the Participation Letters and any other document contemplated to be delivered hereunder) constitutes the complete, final and exclusive embodiment of the terms and conditions of the Plan. Any amendments or modifications of the Plan must be authorized by the Board or a person specifically authorized by the Board to take action with respect to the Plan; subject, in each case, to any approvals which may be required in light of the Proceedings. Any agreement between any Plan Participant and any Participating Employer with regard to the Plan and its subject matter is hereby superseded.

XV.	NO ASSIGNMENT

The rights of a Plan Participant or any other person to any payment or other benefits under the Plan may not be assigned, transferred, pledged or encumbered except by will or the laws of descent and distribution.

XVI.	FUNDING

The Plan is an unfunded plan and any and all amounts payable to a Plan Participant under the Plan shall be paid from the general assets of his or her Participating Employer. The obligation under the Plan with respect to any specific Plan Participant shall be the several obligation of his or her Participating Employer and will not be a joint obligation of any other Company entity.